Exhibit 23.13

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Carlos Bottinelli Otárola, P. Eng., Registered Member of the Chilean Mining Commission, Development Manager, Yamana Gold Inc., hereby consent to the use of my name in connection with the reference to the mineral reserve estimate for the El Peñón Mine as at December 31, 2014 (the “Estimate”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Carlos Bottinelli Otárola
Name:	Carlos Bottinelli Otárola, P. Eng.,
Registered Member of the Chilean Mining Commission
Title:	Development Manager

Dated: February 24, 2015